Exhibit 10.1
AMENDMENT TO RESTRICTED STOCK UNIT AWARDS
UNDER THE FOSSIL GROUP, INC. 2008 LONG-TERM INCENTIVE PLAN

This AMENDMENT TO THE RESTRICTED STOCK UNIT AWARDS (this “Amendment”), dated as of ___________, is made and entered into by Fossil Group, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Fossil Group, Inc. 2008 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Awards granted to ____________________(the “Participant”) on _____________________, 20___ (the “Awards”).

WITNESSETH:

WHEREAS, Section 15 of the Awards authorizes the amendment of the Awards by a writing executed by the Participant and the Company; and

WHEREAS, the Participant and the Company desire to amend the Awards to permit continued vesting of the Restricted Stock Units granted thereunder in accordance with the terms of that certain Executive Severance Agreement entered into by and between the Participant and the Company (the “Severance Agreement”) upon the Participant’s “Termination of Service” without “Cause” or for “Good Reason” (as each term is defined in the Severance Agreement).

NOW, THEREFORE, effective as of ____________ (the “Effective Date”) and pursuant to Section 15 of the Awards, in consideration of the mutual promises, conditions, and covenants contained herein and in the Awards and the Severance Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree to amend the Awards as follows:

1.    Section 2 of the Awards is amended by deleting the second paragraph of said Section in its entirety and substituting in lieu thereof the following:

Notwithstanding the vesting conditions set forth in the Notice of Grant, in the event the Participant incurs a Termination of Service (as such term is defined in that certain Executive Severance Agreement by and between the Company and the Participant (the “Severance Agreement”)) without Cause (as defined in the Severance Agreement) or for Good Reason (as defined in the Severance Agreement) prior to a Change in Control, then for the eighteen (18) month period immediately following such Termination of Service (the “RSU Vesting Continuation Period”), the then-outstanding Restricted Stock Units shall continue to vest, and shall be electronically converted into shares of Common Stock on the Vesting Date such Restricted Stock Units would have otherwise vested had the Participant remained employed during such period, provided, however, if such Termination of Service occurs in connection with or following a Change in Control, the Restricted Stock Units shall become fully vested as of the Termination Date (as defined in the Severance Agreement).
2.    Section 4 of the Awards is amended by deleting each instance of the term “Retirement Date” in Section 4 with the term “Termination of Service”.

3.    Except as expressly amended by this Amendment, the Awards shall continue in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the Company and the Participant have executed, or caused to be executed, this Amendment to be effective as of the Effective Date.

FOSSIL GROUP, INC.

By:

Name:

Title:

PARTICIPANT

«Participant»